EXHIBIT 99.1

PRESS RELEASE
Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reports Second Quarter Earnings Per Share Increased 46% to $0.19
and Raises 2003 EPS Target to $1.01

St. Louis, MO, August 7, 2003 – Panera Bread Company (Nasdaq:PNRA) today reported earnings per diluted share increased 46% to $0.19 for the 12 weeks ended July 12, 2003 compared to $0.13 for the 12 weeks ended July 13, 2002. Net income for the 12 weeks ended July 12, 2003 increased 47% to $5,691,000 compared to $3,873,000 for the 12 weeks ended July 13, 2002.

For the 28 weeks ended July 12, 2003 earnings per diluted share increased 43% to $0.43 compared to $0.30 for the 28 weeks ended July 13, 2002. Net income for the 28 weeks ended July 12, 2003 increased 43% to $12,995,000 compared to $9,098,000 for the 28 weeks ended July 13, 2002. Net income and earnings per diluted share for the 28 weeks ended July 12, 2003 reflect an after tax charge of $0.2 million or $0.01 per share recorded in the first quarter for the cumulative effect of a change in accounting principle for the adoption of SFAS 143 “Accounting for Asset Retirement Obligations”.

System-wide sales and total revenues, for the 12 and 28 weeks ended July 12, 2003, compared to the 12 and 28 weeks ended July 13, 2002, are as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	July 12, 2003	July 13, 2002	Increase

System-wide sales	$215,100,000	$167,214,000	29%
Total revenues	$78,550,000	$62,274,000	26%

	28 Weeks Ended	28 Weeks Ended	Percentage
	July 12, 2003	July 13, 2002	Increase

System-wide sales	$487,622,000	$374,215,000	30%
Total revenues	$177,181,000	$139,279,000	27%

System-wide comparable bakery-cafe sales (excluding closed locations) increased 0.2% for the 12 weeks ended July 12, 2003 (2.3% increase for company-owned and 0.7% decrease for franchised bakery-cafes). This marks the 30th consecutive quarter that Panera Bread (on a stand-alone basis) has reported positive comparable company bakery-cafe sales.

For the 28 weeks ended July 12, 2003, system-wide comparable bakery-cafe sales (excluding closed locations) increased 0.2% (1.2% increase for company-owned and 0.2% decrease for franchised bakery-cafes). Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods in the reporting period.

System-wide average weekly sales (excluding closed locations) for the 12 weeks ended July 12, 2003, were $34,919 per week. This equates to an annualized sales volume of $1,816,000, a 0.8% increase over the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	July 12, 2003	July 13, 2002	Increase

Average weekly bakery-cafe sales	$34,919	$34,650	0.8%
Operating weeks	6,159	4,825	28%

System-wide average weekly sales (excluding closed locations) for the 28 weeks ended July 12, 2003, were $34,866 per week. This equates to an annualized sales volume of $1,813,000, a 1.2% increase over the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	28 Weeks Ended	28 Weeks Ended	Percentage
	July 12, 2003	July 13, 2002	Increase

Average weekly bakery-cafe sales	$34,866	$34,436	1.2%
Operating weeks	13,981	10,858	29%

As of July 12, 2003, there were 531 Panera Bread bakery-cafes open. During the 12 weeks ended July 12, 2003, 27 new Panera Bread bakery-cafes were opened and one specialty bakery-cafe was closed as its lease term ended.

The breakdown of bakery-cafes operating follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of April 19, 2003	140	365	505
Bakery-cafes opened	4	23	27
Bakery-cafes closed	—	(1)	(1)
Bakery-cafes acquired (sold)	—	—	—

Bakery-cafes as of July 12, 2003	144	387	531

The total backlog of active additional franchise commitments in place, as of July 12, 2003, was 450.

Business Outlook – 2003 Expectations

Ron Shaich, chairman and chief executive officer, commented, “We are pleased with our second quarter results. Earnings per diluted share increased 46% to $0.19. This performance was a record for our Company and comes on top of 2002’s second quarter EPS growth of 63%. During the second quarter we continued to focus on execution of our concept and delivering results today while building the operational and development capabilities necessary for expanded growth in the years ahead.”

Shaich continued, “During the second quarter we opened 27 bakery-cafes, which was ahead of our second quarter target of 23. We remain on target to open 120 or more bakery-cafes in 2003 (28 company and 92 franchise). We currently expect to open 27 bakery-cafes in the third quarter (5 company and 22 franchise). Our new bakery-cafes continue to be well received by our customers. The average annualized unit volumes of the 57 bakery-cafes opened in 2003 continue to exceed $2.0 million.”

Shaich further commented, “During the second quarter we have seen some divergence between comparable bakery-cafe sales performance in company bakery-cafes and franchise bakery-cafes. We anticipate that this trend may continue during the third and fourth quarters and would therefore reduce system-wide comparable sales guidance to 1.5-2.0%. Having said that, the strength of our new unit volumes and the operating leverage they create, along with the visibility the Company has relative to 2003 development activity, provides us with confidence that we will be able to achieve our 2003 earnings per diluted share target of $1.00 (before the cumulative effect of a change in accounting principle). In fact the strength of these key metrics has given us the confidence to raise our 2003 earnings per diluted share target to $1.01, which represents a 38% increase over 2002 earnings per diluted share.”

Business Outlook – 2004 Expectations

The Company is today establishing a 2004 earnings per diluted share target of $1.31, which represents a 30% increase over targeted 2003 results. Key assumptions in the target include the development of 140 new bakery-cafes (45 company and 95 franchise), average annualized unit volumes of new units at $1,900,000, and system-wide comparable bakery-cafe sales of 3%. Quarterly earnings per diluted share targets are established at $0.32, $0.25, $0.30 and $0.44 for the first, second, third and fourth quarters, respectively.

Information included in this release includes system-wide sales and commentary on franchised and system-wide comparable bakery-cafe sales increases and system-wide average weekly sales and annualized average unit volumes. Management believes such system-wide sales information, particularly average weekly sales and annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery-cafes. System-wide sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

The Company will discuss these results in a conference call today August 7, 2003, at 1:00 PM Central Daylight Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/pages/a_ir_news.php.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 28 weeks ended

	July 12, 2003	July 13, 2002	July 12, 2003	July 13, 2002

Revenues:
Bakery-cafe sales	$58,951	$48,192	$132,271	$107,669
Franchise royalties and fees	7,886	6,096	17,832	13,400
Fresh dough sales to franchisees	11,713	7,986	27,078	18,210

Total revenue	78,550	62,274	177,181	139,279
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	16,650	15,220	37,547	33,034
Labor	18,297	14,427	40,507	32,183
Occupancy	4,033	3,414	9,114	7,750
Other operating expenses	8,357	6,733	18,629	14,584

Total bakery-cafe expenses	47,337	39,794	105,797	87,551
Fresh dough cost of sales to franchisees	10,167	7,329	24,066	16,774
Depreciation and amortization	4,318	3,139	9,621	6,927
General and administrative expenses	7,291	5,609	15,855	12,893
Pre-opening expense	227	268	528	532

Total costs and expenses	69,340	56,139	155,867	124,677
Operating profit	9,210	6,135	21,314	14,602
Interest expense	10	6	29	14
Other expense (income), net	156	(10)	323	191
Minority interest	82	40	121	70

Income before income taxes and cumulative effect of accounting change	8,962	6,099	20,841	14,327
Income taxes	3,271	2,226	7,607	5,229

Income before cumulative effect of accounting change	$5,691	$3,873	$13,234	$9,098
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	—	239	—

Net income	$5,691	$3,873	$12,995	$9,098

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.19	$0.13	$0.45	$0.32
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.19	$0.13	$0.44	$0.32
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.19	$0.13	$0.44	$0.30
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.19	$0.13	$0.43	$0.30
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,711	28,845	29,567	28,733
Diluted	30,495	30,025	30,267	29,874

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding.

	For the 12 weeks ended		For the 28 weeks ended

	July 12, 2003	July 13, 2002	July 12, 2003	July 13, 2002

Revenues:
Bakery-cafe sales	75.0%	77.4%	74.7%	77.3%
Franchise royalties and fees	10.1	9.8	10.1	9.6
Fresh dough sales to franchisees	14.9	12.8	15.3	13.1

Total revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.2%	31.6%	28.4%	30.7%
Labor	31.0	29.9	30.6	29.9
Occupancy	6.8	7.1	6.9	7.2
Other operating expenses	14.2	14.0	14.1	13.5

Total bakery-cafe expenses	80.3%	82.6%	80.0%	81.3%
Fresh dough cost of sales to franchisees (2)	86.8%	91.8%	88.9%	92.1%
Depreciation and amortization	5.5	5.0	5.4	5.0
General and administrative expenses	9.3	9.0	8.9	9.3
Pre-opening expenses	0.3	0.4	0.3	0.4

Total costs and expenses	88.3	90.1	88.0	89.5

Operating profit	11.7	9.9	12.0	10.5
Interest expense	0.0	0.0	0.0	0.0
Other expense (income), net	0.2	0.0	0.2	0.1
Minority interest	0.1	0.1	0.1	0.1

Income before income taxes and cumulative effect of accounting change	11.4	9.8	11.8	10.3
Income taxes	4.2	3.6	4.3	3.8

Income before cumulative effect of accounting change	7.2	6.2	7.5	6.5
Cumulative effect to December 28, 2002 of accounting change, net of tax	—	—	0.1	—

Net income	7.2%	6.2%	7.3%	6.5%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.